June 23, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  LAZARD WORLD DIVIDEND & INCOME FUND, INC.

Ladies and Gentlemen:

We have acted as counsel for Lazard World Dividend & Income Fund, Inc., a Maryland corporation (the "Fund"), in connection with the organization of the Fund and the initial public offering of shares of its Common Stock, par value $.001 per share (the "Shares").

As counsel for the Fund, we are familiar with its Charter and Bylaws. We have examined the prospectus and statement of additional information included in its Registration Statement on Form N-2 (File Nos. 333-124045; 811-21751) (the "Registration Statement"), substantially in the form in which it is to become effective (the "Prospectus"). We also have examined copies of such other documents, records, papers, statutes and authorities as we deemed necessary to form a basis for the opinion hereinafter expressed. In our examination of such material, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to such opinion, we have relied upon statements and certificates of officers and representatives of the Fund and others.

Attorneys involved in the preparation of this opinion are admitted only to the bar of the State of New York. As to various questions arising under the laws of the State of Maryland, we have relied on the opinion of Venable LLP.

Based upon the foregoing, we are of the opinion that when the Underwriting Committee appointed by the Board of Directors of the Fund has taken all necessary further corporate action to authorize and approve the issuance of the Shares and upon payment and delivery in accordance with the applicable definitive underwriting agreement approved by the Board of Directors of the Fund, the Shares will be validly issued, fully paid and nonassessable.

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Securities and Exchange Commission
June 23, 2005
Page 2


We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus included in the Registration Statement, and to the filing of this opinion as an exhibit to any application made by or on behalf of the Fund or any distributor or dealer in connection with the registration and qualification of the Fund or its shares of Common Stock under the securities laws of any state or jurisdiction. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,



STROOCK & STROOCK & LAVAN LLP